UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702) 263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On August 30, 2013 Blue Earth, Inc. (“BBLU or the “Company”) entered into a Strategic Partnership Agreement, a copy of which is attached hereto as Exhibit 10.1 with Talesun Solar USA, Ltd. (“Talesun”) and New Generation Power LLC (“NGP”), which includes a commitment from Talesun to grant BBLU engineering, procurement and construction contracts (“EPC”) for 18 MW of Talesun Solar PV projects.  NGP granted BBLU EPC contracts for a minimum of 147 MW of projects over the next 20 months.  In addition, BBLU has agreed to make a $6.5 million investment in solar projects.  It is the intent of the parties that Talesun is a preferred solar panel vendor for BBLU solar projects and that BBLU is a preferred EPC vendor for other Talesun solar projects.

BBLU is investing $6.5 million dollars in solar projects through a combination of $1 million in cash and $5.5 million through the issuance of 1,833,333 shares of BBLU common stock valued at $3.00 per share.  The $6.5 million investment is a loan to NGP in consideration of the purchase of 7 MW of solar panels to be utilized on NGP’s solar PV projects.  The loan will be repaid during the construction phase of the projects.  Until the $6.5 million is repaid, the solar equipment will serve as collateral.

The press release attached hereto as Exhibit 99.1 is intended to be furnished under this Item 1.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01

Financial Statements and Exhibits

Exhibit Number	Description
10.1	Strategic Partnership Agreement dated as of August 30, 2013 by and among New Generation Power, LLC, Blue Earth, Inc. and Talesun Solar USA, Ltd.

99.1	Press Release dated September 3, 2013 titled: Blue Earth To Construct 18 MW Of Solar Projects For Talesun Solar USA And 147 MW Of Solar Projects For New Generation Power, LLC Over A 24 Month Period For Estimated Revenues Of Over $300 Million.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2013	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

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